Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

IG Acquisition Corp.,

PLAYUP LIMITED,

Maple Grove Holdings Public Limited Company,

and

Project Maple Merger Sub, LLC

Dated as of September 22, 2022

Exhibit A	Form of SID
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of SPAC Second Amended and Restated Certificate of Incorporation
Exhibit E	Form of SPAC Amended and Restated Bylaws
Exhibit F	Form of Memorandum and Articles of Association

Schedule 1	Registration Rights Agreement Signatories
Schedule 2	Lock-up Agreement Signatories

-i-

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of September 22, 2022 (this “Agreement”), by and among IG Acquisition Corp., a Delaware corporation (“SPAC”), PlayUp Limited, an Australian public company with Australian Company Number (ACN) 612 529 307 (the “Company”), Maple Grove Holdings Public Limited Company, a public limited company incorporated in the Republic of Ireland with registered number 725881 (“Parent”), and Project Maple Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”, and together with SPAC, the Company and Parent, collectively, the “Parties” and each a “Party”).

WHEREAS, upon the terms and subject to the conditions set forth in the Scheme Implementation Deed to be entered into by and among SPAC, the Company and Parent, substantially in the form attached hereto as Exhibit A (the “SID”), Parent will acquire the Company by means of the implementation of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) (the “PlayUp Scheme Acquisition”);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that the PlayUp Scheme Acquisition is fair to, and in the best interests of, the Company, declared its advisability and approved this Agreement and the SID, and proposes to seek the approval of its shareholders to approve the PlayUp Scheme Acquisition in accordance with the SID, and (b) recommended the approval of the PlayUp Scheme Acquisition by the shareholders of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Delaware Limited Liability Company Act (the “DLLCA”), the Irish Companies Act 2014 (the “ICA”), and the Corporations Act, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, SPAC and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of SPAC;

WHEREAS, the sole member of Merger Sub has approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that the Merger is fair to, and in the best interests of, Parent and its shareholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholder of Parent;

WHEREAS, the shareholder of Parent has approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, prior to the Second Court Date, Parent and certain shareholders of Parent (after giving effect to the Transactions) set forth on Schedule 1 shall enter into a registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, prior to the Second Court Date, Parent and certain shareholders of Parent (after giving effect to the Transactions) set forth on Schedule 2 shall enter into a lock-up agreement (the “Lock-up Agreement”) substantially in the form attached hereto as Exhibit C (which, for the avoidance of doubt, shall specify the term of lock-up and certain other provisions for each signatory);

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into an agreement with SPAC and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed, among other things, to vote all of its SPAC Shares in favor of this Agreement and the Transactions; and

WHEREAS, on September 6, 2022, SPAC filed a definitive proxy statement with the SEC proposing to amend the SPAC’s amended and restated certificate of incorporation to extend the date by which the SPAC may consummate an initial business combination for six months, from October 5, 2022 to April 5, 2023 (the “Initial Extension Date”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“Action” means litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Agency.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the the Registration Rights Agreement, the Lock-up Agreement, the Sponsor Support Agreement, the SID, the Deed Poll, the SPAC Deed Poll, and all other agreements, certificates and instruments executed and delivered by SPAC, Parent, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in any of (i) the City of New York, United States of America, (ii) Sydney, Australia or (iii) Dublin, Ireland; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Agency if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Deed Poll” has the meaning ascribed to such term in the SID.

“Effective Date” has the meaning ascribed to such term in the SID.

“Employee Benefit Plan” means any plan that is a bonus, stock option, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“End Date” has the meaning ascribed to such term in the SID.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Agency” has the meaning ascribed to such term in the SID.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Agency.

“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merged Group” has the meaning ascribed to such term in the SID.

“non-assessable” means, in relation to Parent, that a holder of Parent Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by Parent or its creditors for further payment on such shares.

“Parent Ordinary Shares” means the ordinary shares of Parent, with a par value of $0.0001 each.

“Parent Public Warrant” means one warrant to acquire one (1) Parent Ordinary Share at an exercise price of $11.50 per share.

“Parent Registration Statement” means the registration statement on Form F-4 (or another applicable form if agreed by the Parties) to be filed by Parent in connection with the registration under the Securities Act of the Parent Ordinary Shares and Parent Public Warrants to be issued in connection with the Merger and the PlayUp Scheme Acquisition.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PlayUp Material Adverse Effect” has the meaning ascribed to such term in the SID.

“Redemption Rights” means the redemption rights provided for in the SPAC formation documents.

“Registration Statement / Proxy Statement” means the Parent Registration Statement and SPAC Proxy Statement.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“SEC” means the Securities and Exchange Commission.

“Second Court Date” has the meaning ascribed to such term in the SID.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SPAC Class A Common Shares” means shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Shares” means shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Competing Transaction” means any (i) issuance to a third party in any newly issued equity interest, including options, warrants or other rights regarding equity interests, in SPAC outside the ordinary course of business, (ii) sale or transfer to a third party of more than 50% of the currently outstanding equity interests in SPAC, (iii) sale or transfer of all or a material portion of the assets of the SPAC and its subsidiaries on a consolidated basis to a third party, (iii) merger or business combination between SPAC or any of its subsidiaries, on the one hand, and a third party, on the other hand, (iv) any “initial business combination” under SPAC’s initial IPO prospectus with any third party (other than with the Company or its affiliates), (v) any competitive bid process (for example, processes known in the industry as a “SPAC-off”) in which SPAC participates, or (vi) SPAC’s entry into any non-disclosure agreement, preliminary indication of interest, exclusivity agreement or non-binding letter of intent, in each case, with respect to any of the foregoing.

“SPAC Deed Poll” has the meaning ascribed to such term in the SID.

“SPAC Private Warrants” means each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one SPAC Class A Common Share at an exercise price of $11.50 per share.

“SPAC Proposals” has the meaning ascribed to such term in the SID.

“SPAC Proxy Statement” means the proxy statement to be sent to stockholders of SPAC for the purpose of obtaining approval of the SPAC Proposals.

“SPAC Public Units” means the units issued in the IPO, with each unit issued therein including (a) one SPAC Class A Common Share and (b) one-half of a warrant, with whole warrants entitling the holder thereof to purchase one SPAC Class A Common Share at an exercise price of $11.50 per share.

“SPAC Public Warrants” means each warrant issued as a component of SPAC Public Units.

“SPAC Stockholder Approval” has the meaning ascribed to such term in the SID.

“SPAC Stockholder Meeting” has the meaning ascribed to such term in the SID.

“SPAC Shares” means SPAC Class A Common Shares and SPAC Class B Common Shares.

“SPAC Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of SPAC of the Redemption Rights.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Warrants.

“Sponsor” means IG Sponsor LLC.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate in which such Person, directly or indirectly, through one or more intermediaries owns or controls more than fifty percent (50%) of such Affiliate’s equity interests measured by voting power.

“Tax” or “Taxes” means any and all taxes, levies, duties, withholdings, assessments, fees or other charges, in each case in the nature of taxes, imposed, administered or collected by any Governmental Agency, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, excise duties, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not.

“Transactions” means the Merger, the PlayUp Scheme Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Trust Fund” means the trust account maintained pursuant to that certain Investment Management Trust Agreement, by and between Continental Stock Transfer & Trust Company (the “Trustee”) and SPAC, dated as of September 30, 2020 (such agreement, the “Trust Agreement”).

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Additional Extension	Section 9.03(b)
Agreement	Preamble
Certificate of Merger	Section 2.02(a)(i)
Certificates	Section 2.04
Chosen Courts	Section 10.06
Claims	Section 6.02

Class I Directors	Section 2.02(c)(iii)(A)
Class II Directors	Section 2.02(c)(iii)(B)
Class III Directors	Section 2.02(c)(iii)(C)
Closing	Section 2.02(a)(i)
Closing Date	Section 2.02(a)(i)
Company	Preamble
Contracting Parties	Section 10.11
Corporations Act	Preamble
DGCL	Preamble
DLLCA	Preamble
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
Extension Fees	Section 9.03(b)
ICA	Preamble
Incentive Equity Plan	Section 7.10
Initial Extension Date	Preamble
Intended Tax Treatment	Section 2.08
Lock-up Agreement	Preamble
Merger	Preamble
Merger Sub	Preamble
Nonparty Affiliates	Section 10.11
Outstanding Company Transaction Expenses	Section 2.05(a)
Outstanding SPAC Transaction Expenses	Section 2.05(b)
Parent	Preamble
Parent Amended and Restated Memorandum and Articles of Association	Section 2.02(b)(iii)
Parent Board	Preamble
Parties	Preamble
Party	Preamble
PlayUp Scheme Acquisition	Preamble
PlayUp Second Court Date Deliverables	Section 2.06(a)(iii)
Registration Rights Agreement	Preamble
SID	Preamble
SPAC	Preamble
SPAC Board	Preamble
SPAC Class A Conversion Shares	Section 2.02(e)(ii)
SPAC Merger Effective Time	Section 2.02(a)(i)
SPAC Second A&R Certificate of Incorporation	Section 2.02(b)(i)
SPAC Second Court Date Deliverables	Section 2.06(b)(iii)
Sponsor Support Agreement	Preamble
Surviving SPAC	Section 2.02(a)(i)
Terminating Company Breach	Section 9.01(e)
Terminating SPAC Breach	Section 9.01(f)

Section 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or Merger Sub, and IFRS with respect to the Company and Parent.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than one (1) day prior to the date hereof.

(f)   Cross-references in the provisions of the SID incorporated herein by reference shall remain references to the applicable provisions of the SID rather than provisions of this Agreement.

Article II
MERGER and PlayUp Scheme Acquisition

Section 2.01. PlayUp Scheme Acquisition.

(a) Upon the terms and subject to the conditions set forth in the SID, the Parties shall consummate the PlayUp Scheme Acquisition.

Section 2.02. Merger.

(a) SPAC Merger Effective Time; Closing.

(i) SPAC shall cause the Merger to be consummated (such consummation, the “Closing” and the date on which the Closing occurs, the “Closing Date”) by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which shall become effective upon filing with the Secretary of State of Delaware or at such later time as agreed upon by the Parties and set forth therein (which such effective time shall in any event be immediately following the consummation of the PlayUp Scheme Acquisition (which, for the avoidance of doubt, shall be after the Effective Date and immediately prior to the issuance of the Scheme Consideration (as defined in the SID)) (such time, the “SPAC Merger Effective Time”). Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the DLLCA, at the SPAC Merger Effective Time, Merger Sub shall be merged with and into SPAC by operation of law. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity of the Merger (the “Surviving SPAC”) by operation of the laws of the State of Delaware.

(ii) At the SPAC Merger Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL, the DLLCA, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving SPAC by operation of law, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving SPAC by operation of law.

(b) Certificate of Incorporation; Bylaws.

(i) At the SPAC Merger Effective Time, the amended and restated certificate of incorporation of SPAC shall be amended and restated to be in the form of Exhibit D attached hereto (the “SPAC Second A&R Certificate of Incorporation”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving SPAC, until thereafter amended as provided by Law and such SPAC Second A&R Certificate of Incorporation.

(ii) Each of the Parties shall take all such action within its power as many be necessary or appropriate such that, at the SPAC Merger Effective Time, the bylaws of SPAC, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated in the form of Exhibit E attached hereto and, as so amended and restated, shall be the bylaws of the Surviving SPAC, until thereafter amended as provided by Law, the SPAC Second A&R Certificate of Incorporation of the Surviving SPAC and such bylaws, as applicable.

(iii)  Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, at the Closing, Parent’s existing Memorandum and Articles of Association shall be amended and restated in the form of Exhibit F attached hereto and, as so amended and restated, shall be the Memorandum and Articles of Association of Parent, until thereafter amended as provided by Law and the Memorandum and Articles of Association (the “Parent Amended and Restated Memorandum and Articles of Association”), which shall, among other matters, (A) provide that the name of Parent shall be changed to such name as is agreed by the Parties and (B) provide for size and structure of the Parent Board in accordance with Section 2.02(c).

(c) Directors and Officers; Advisory Committee.

(i) Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, the Parent Board shall consist of seven (7) members, or such lesser number as may be determined by the Company in its sole discretion; (A) one (1) member of the Parent Board shall be designated by the Sponsor, which member shall be Bradley Tusk, and (B) the remaining members of the Parent Board shall be designated by the Company in advance of the Closing. Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, the Company shall designate Bradley Tusk as chairperson of the Parent Board and appoint Daniel Simic as Chief Executive Officer of the Company and Christian Goode as President of the Company’s U.S. business. Each of SPAC and the Company may, with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), replace any individual designated thereby with any other individual prior to the Closing.

(ii) Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, prior to the filing of the Registration Statement / Proxy Statement with the SEC, the following persons shall be appointed to the following roles: (A) SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company) on the directors to be appointed to serve, effective as of the Closing, on the compensation, audit and nominating and corporate governance committees of the Parent Board, and the chairs thereof; and (B) the Company shall designate the persons to be appointed officers of each entity of the Merged Group effective immediately after the Closing; provided, that current members of the Company’s management will continue to serve in their respective roles and capacities.

(iii) In accordance with the Parent Amended and Restated Memorandum and Articles of Association, the Parent Board shall be a classified board with three classes of directors, with:

(A) a first class of directors (the “Class I Directors”), consisting of two directors (both of whom shall be Company designees), initially serving a term effective from the Closing until the first annual meeting of the shareholders of Parent held after the Closing (but any subsequently elected Class I Directors serving a three (3)-year term);

(B) a second class of directors (the “Class II Directors”), consisting of three directors (two of whom shall be Company designees and one of whom shall be a Sponsor designee), initially serving a term effective from the Closing until the second annual meeting of the shareholders of Parent held following the Closing (but any subsequently elected Class II Directors serving a three (3)-year term); and

(C) a third class of directors (the “Class III Directors”), consisting of two directors (both of whom shall be Company designees), initially serving a term effective from the Closing until the third annual meeting of the shareholders of Parent held following the Closing (and any subsequently elected Class III Directors serving a three (3)-year term).

(d) Unit Separation. Each of the Parties shall take all such action within its power as many be necessary or appropriate such that, effective of the Closing, immediately prior to the SPAC Merger Effective Time, the holder of each SPAC Public Unit shall be deemed to hold such SPAC Public Unit’s constituent parts; provided that if a holder of SPAC Public Units would be entitled to receive a fractional SPAC Public Warrant upon the separation of such SPAC Public Units, then the number of SPAC Public Warrants that such holder shall be deemed to hold shall be rounded down to the nearest whole number.

(e) Conversion of SPAC Securities. Subject to Section 2.03(b) and the other terms of this Agreement, at the SPAC Merger Effective Time, by virtue of the Merger, the DGCL, the DLLCA and the ICA, and without any action on the part of any Party or the holder of any of their securities (other than the issuance and delivery of the relevant securities by Parent as provided for in Section 2.03), (i) SPAC Class A Common Shares and (ii) SPAC Class B Common Shares, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically cancelled, exchanged or adjusted (as applicable) as follows:

(i) Each SPAC Class A Common Share (other than SPAC Class A Conversion Shares) shall, by virtue of the Merger, be automatically cancelled and converted into the right to receive one (1) validly issued, fully paid and non-assessable Parent Ordinary Share.

(ii) All outstanding SPAC Class B Common Shares (and any SPAC Class A Common Shares issued upon any automatic conversion of SPAC Class B Common Shares pursuant to Section 4.3(b) of the amended and restated certificate of incorporation of SPAC (“SPAC Class A Conversion Shares”) shall, by virtue of the Merger, be automatically cancelled and converted into the right to receive an aggregate number of validly issued, fully paid and non-assessable Parent Ordinary Shares equal to the greater of (A) 2,500,000 and (B) 5.75% of the total number of Parent Ordinary Shares outstanding as of the SPAC Merger Effective Time.

(f) Conversion of Merger Sub Shares. Each Merger Sub common unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving SPAC.

(g) Treatment of SPAC Public Warrants. Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, each SPAC Public Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Parent Public Warrant. Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, each such Parent Public Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time, except that each Parent Public Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the number of SPAC Class A Common Shares that were issuable upon exercise of such SPAC Public Warrant that was outstanding immediately prior to the SPAC Merger Effective Time. Each of the Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, each SPAC Private Warrant shall be automatically cancelled.

Section 2.03. Delivery of Shares

(a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the stockholders of SPAC, for exchange in accordance with this Section 2.03, the certificates representing the number of Parent Ordinary Shares sufficient to deliver the aggregate consideration payable to stockholders of SPAC payable pursuant to this Agreement (such Parent Ordinary Shares being hereinafter referred to as the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable consideration payable to stockholders of SPAC out of the Exchange Fund in accordance with Section 2.02(e). The Exchange Fund shall not be used for any other purpose.

(b) The consideration payable upon conversion of the SPAC Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the SPAC Merger Effective Time.

(c) Any portion of the Exchange Fund that remains undistributed to the stockholders of SPAC for one year after the SPAC Merger Effective Time shall be delivered to Parent, upon demand, and any stockholders of SPAC who have not theretofore complied with this Section 2.03 shall thereafter look only to Parent for the consideration payable in accordance with Section 2.02(e). Any portion of the Exchange Fund remaining unclaimed by the applicable stockholders of SPAC as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d) None of the Exchange Agent, Parent or the Surviving SPAC shall be liable to any stockholder of SPAC for any such SPAC Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.03.

Section 2.04. Stock Transfer Books. At the SPAC Merger Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Shares outstanding immediately prior to the SPAC Merger Effective Time thereafter on the records of SPAC. From and after the SPAC Merger Effective Time, the holders of stock certificates representing SPAC Shares (“Certificates”) outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to the SPAC Shares formerly represented by such Certificates, except as otherwise provided in this Agreement or by Law. Subject to Section 2.03, on or after the SPAC Merger Effective Time, any Certificates representing SPAC Shares outstanding immediately prior to the SPAC Merger Effective Time presented to the Exchange Agent or Parent for any reason shall be cancelled.

Section 2.05. Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a certificate executed by an executive officer of the Company setting forth the Company’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of the Company, Parent or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, Parent and Merger Sub incurred in connection with the Transactions, and (ii) the fees and expenses of any other agent, advisor, consultant, expert, financial advisor and other service providers engaged by the Company, Parent or Merger Sub in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). Prior to the Closing, SPAC shall have an opportunity to review the Outstanding Company Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and the Company and Parent shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding Company Transaction Expenses. On the Closing Date following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a certificate executed by an executive officer of SPAC setting forth SPAC’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of SPAC (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, or otherwise in connection with SPAC’s operations including any prior transactions pursued by SPAC, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries; due diligence expenses; advisory and consulting fees (including financial advisors) and expenses; and other third-party fees, in each case of SPAC (collectively, the “Outstanding SPAC Transaction Expenses”). Prior to the Closing, the Company shall have an opportunity to review the Outstanding SPAC Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding SPAC Transaction Expenses. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

Section 2.06. Second Court Date Deliverables. Prior to 8:00am (in Sydney, Australia) on the Second Court Date:

(a) The Company shall deliver (or cause to be delivered) to SPAC:

(i) the Registration Rights Agreement, duly executed by Parent and each shareholder of Parent set forth on Schedule 1 (other than the holders of equity securities of SPAC prior to the Closing);

(ii) the Lock-up Agreement, duly executed by Parent and each shareholder of Parent set forth on Schedule 2 (other than the holders of equity securities of SPAC prior to the Closing); and

(iii)   each other Ancillary Agreement to be executed after the date of this Agreement and prior to 8:00am (in Sydney, Australia) on the Second Court Date by the Company, Parent or Merger Sub or any of their respective Affiliates, duly executed by the Company, Parent or Merger Sub or their respective Affiliates, as applicable (the documents to be delivered pursuant to this Section 2.06(b), collectively, the “PlayUp Second Court Date Deliverables”).

(b) SPAC shall deliver (or cause to be delivered) to the Company:

(i) the Registration Rights Agreement, duly executed by each shareholder of Parent set forth on Schedule 1 (other than the holders of equity securities of the Company prior to the Closing);

(ii) the Lock-up Agreement, duly executed by each shareholder of Parent set forth on Schedule 2 (other than the holders of equity securities of the Company prior to the Closing); and

(iii)   each other Ancillary Agreement to be executed after the date of this Agreement and prior to 8:00am (in Sydney, Australia) on the Second Court Date by the SPAC or any of its Affiliates, duly executed by the SPAC or its Affiliates, as applicable (the documents to be delivered pursuant to this Section 2.06(a), collectively, the “SPAC Second Court Date Deliverables”).

Section 2.07. Closing Deliverables. Prior to the Closing:

(a) The Company shall deliver (or cause to be delivered) to SPAC each Ancillary Agreement to be executed after the Second Court Date and prior to or at the Closing by the Company, Parent or Merger Sub or any of their respective Affiliates, duly executed by the Company, Parent or Merger Sub or their respective Affiliates, as applicable; and

(b) SPAC shall deliver (or cause to be delivered) to the Company each Ancillary Agreement to be executed after the Second Court Date but prior to or at the Closing by SPAC or any of its Affiliates, duly executed by SPAC or its Affiliates, as applicable.

Section 2.08. Tax Treatment of PlayUp Scheme Acquisition and Merger. The Parties intend that for U.S. federal income tax purposes (and any applicable U.S. state and local Tax purposes), (a) the PlayUp Scheme Acquisition shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the PlayUp Scheme Acquisition, together with the Merger, shall qualify as a transaction described in Section 351(a) of the Code, and (b) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the Merger, together with the PlayUp Scheme Acquisition, shall qualify as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Parties agree that this Agreement shall constitute a “plan of reorganization” with respect to the PlayUp Scheme Acquisition, and a “plan of reorganization” with respect to the Merger, in each case, within the meaning of Treasury Regulations Section 1.368-2(g). In connection with the preparation and filing of the Registration Statement / Proxy Statement or the SEC’s review thereof, or a tax opinion with respect to the U.S. federal income tax consequences of the Transactions provided for purposes of the preparation and filing of the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters in support of the Intended Tax Treatment as their respective tax advisors may reasonably request in form and substance reasonably satisfactory to such advisor

Section 2.09. Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Parent and Merger Sub shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Tax Law; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes; provided, further, that before a Party makes any deduction or withholding from any payments or amount to or with respect to a shareholder of the Company, such Party shall use commercially reasonable efforts to provide such shareholder with at least ten (10) Business Days advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding Taxes and reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes as provided in this Section 2.09. To the extent that any such amounts are deducted or withheld by SPAC, Parent or Merger Sub, as the case may be, such deducted or withheld amounts shall be remitted to the appropriate Governmental Agency and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to SPAC, Parent and Merger Sub as follows:

Section 3.01. The representations and warranties set forth in Section 8.2 of the SID, as qualified by Section 8.3 of the SID, are incorporated herein by reference.

Section 3.02. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III and Article V, the Company hereby expressly disclaims and negates, and SPAC, Parent and Merger Sub agree that they have not relied on, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, or with respect to the accuracy or completeness of any other information made available to SPAC, Parent and Merger Sub, their respective affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the SPAC, Parent and Merger Sub agree that they have not relied on, and neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, Parent and Merger Sub, their respective affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, Parent and Merger Sub, their respective affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed and SPAC, Parent and Merger Sub agree that they have not relied on any representations or warranties not set forth in this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company, Parent and Merger Sub as follows:

Section 4.01. The representations and warranties set forth in Section 8.1 of the SID are incorporated herein by reference.

Section 4.02. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV, SPAC hereby expressly disclaims and negates, and Company, Parent and Merger Sub agree that they have not relied on, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its respective affiliates, and any matter relating to any of them, or with respect to the accuracy or completeness of any other information made available to the Company, Parent or Merger Sub, their respective affiliates or any of their respective representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company, Parent and Merger Sub agree that they have not relied on, and neither SPAC, nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Parent or Merger Sub, their respective affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, Parent or Merger Sub, their respective affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed and the Company, Parent and Merger Sub agree that they have not relied on any representations or warranties not set forth in this Article IV.

Section 4.03. Section 203 of DGCL. The SPAC Board has taken all necessary action so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover applicable Law (including Section 203 of the DGCL) applies to this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement or the Sponsor Support Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND Merger SUB

Parent and Merger Sub hereby represent and warrant to SPAC as follows:

Section 5.01. The representations and warranties set forth in Section 8.5 of the SID are incorporated herein by reference.

Section 5.02. Organization. Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approval would not reasonably be expected to have, individually or in the aggregate, a PlayUp Material Adverse Effect.

Section 5.03. Organization Documents. Merger Sub has heretofore furnished to SPAC complete and correct copies of the certificate of formation and operating agreement of Merger Sub as of the date of this Agreement. The certificate of formation and operating agreement of Merger Sub are in full force and effect and Merger Sub is not in violation of any of the provisions of such organizational documents.

Section 5.04. Capitalization.

(a) As of the date hereof, the authorized ownership interests in Merger Sub consists of 100 common units.

(b) As of the date of this Agreement, Parent owns 100% of the issued and outstanding common units of Merger Sub free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Merger Sub’s organizational documents.

(c) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the ownership interests in Merger Sub. As of the date of this Agreement, Merger Sub is not a party to, or otherwise bound by, and Merger Sub has not granted, any unit appreciation rights, participations, phantom units, restricted units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or shares of, or other securities or ownership interests in, Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Merger Sub is a party, or to the Company’s knowledge, among any holder of common units of Merger Sub to which Merger Sub is not a party, with respect to the voting or transfer of such common units of Merger Sub.

Section 5.05. Authority Relative to This Agreement. Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which Merger Sub is a party and the consummation by Merger Sub of the Transactions have been duly and validly authorized, and no other actions on the part of Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement to which it is a party or to consummate the Transactions. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, Parent and SPAC, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.

Section 5.06. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, (i) conflict with or violate the certificate of formation or operating agreement of Merger Sub (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 5.06 have been obtained and all filings and obligations described in this Section 5.06 have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its property or assets are bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a PlayUp Material Adverse Effect.

(b) The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Agency, except (i) for applicable requirements, if any, of the Exchange Act, blue sky Laws and filing and recordation of appropriate Merger documents as required by the DLLCA and the DGCL, as the case may be, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Merger Sub from performing its obligations under this Agreement and each such Ancillary Agreement.

Section 5.07. Compliance. Merger Sub is not, nor has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a PlayUp Material Adverse Effect. Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Agency necessary for Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 5.08. Board Approval; Vote Required.

(a) Parent, as the sole member of Merger Sub, has approved this Agreement and the Transactions by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way.

Section 5.09. No Prior Operations of Merger Sub; Post-Closing Operations. Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is party and engaging in the Transactions. Since the date of formation of Merger Sub, Merger Sub has not engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Merger Sub has no employees or liabilities under any Employee Benefit Plan.

Section 5.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.

Section 5.11. Registration Statement / Proxy Statement. None of the information relating to Merger Sub supplied by Merger Sub in writing for inclusion in the Registration Statement / Proxy Statement will, as of the date the Registration Statement / Proxy Statement is declared effective, as of the date the Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of SPAC, at the time of the meeting of the stockholders of SPAC to approve and adopt this Agreement and the Merger, or at the SPAC Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.12. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in Article III and this Article V, Parent and Merger Sub hereby expressly disclaims and negates, and SPAC agrees that it has not relied on, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, Merger Sub, their affiliates, and any matter relating to any of them, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the SPAC agrees that it has not relied on, and none of Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed and the SPAC agrees that it has not relied on any representations or warranties not set forth in this Article V.

Article VI
CONDUCT OF BUSINESS

Section 6.01. Conduct of Business by the Company and Parent. The covenants set forth in Section 7.1 (as qualified by Section 7.2) and Section 7.8 of the SID are incorporated herein by reference.

Section 6.02. Claims Against Trust Account. The Company, Parent and Merger Sub agree that, notwithstanding any other provision contained in this Agreement, the Company, Parent and Merger Sub do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship by or among the Company, Parent and Merger Sub or their respective Affiliates on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.02 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Parent and Merger Sub hereby irrevocably waive any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company, Parent or Merger Sub from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Fund or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company or any of its respective Affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01. Registration Statement; SPAC Stockholders’ Meeting; Board Recommendation. The covenants set forth in Section 3.4 and Section 6 of the SID are incorporated herein by reference.

Section 7.02. Confidentiality. The covenants set forth in Section 13 of the SID are incorporated herein by reference.

Section 7.03. Exclusivity.

(a) During the period from the date hereof up to and including the earlier of (x) the date of termination of this Agreement in accordance with Section 9.01 and (y) the Closing, SPAC agrees that it will not, and will direct its representatives acting on its behalf not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to a SPAC Competing Transaction, (ii) participate in any discussions or negotiations with a third party regarding, or furnish or make available to a third party any information relating to the SPAC with respect to, a SPAC Competing Transaction, other than to make such third party aware of the provisions of this paragraph, or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with a third party relating to a SPAC Competing Transaction.

(b) The covenants set forth in Section 9 of the SID are incorporated herein by reference.

Section 7.04. Directors’ and Officers’ Indemnification. The covenants set forth in Section 12 of the SID are incorporated herein by reference.

Section 7.05. Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.06. Further Action; Reasonable Best Efforts.

(a) The covenants set forth in Section 3.1 through 3.3 of the SID are incorporated herein by reference.

(b) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary or appropriate filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Agencies or other Persons.

(c) Each party agrees to supply, as promptly as reasonably practicable, any information and documentary material that may be reasonably required by the other party in order to make the filings required by this Section 7.06, and such additional information and documentary material that may be requested by a Governmental Agency under applicable Law in connection with the transactions contemplated hereby and to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.06 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations or approvals, as applicable, as required under applicable Law, and to resolve any objections asserted with respect to the transactions contemplated hereby under any Law or by any Governmental Agency or by any private party challenging any of the transactions contemplated hereby, as soon as practicable.

Section 7.07. Public Announcements. The covenants set forth in Section 10 of the SID are incorporated herein by reference.

Section 7.08. Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Class A Common Shares to be tradable over, the Nasdaq Capital Market. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have Parent Ordinary Shares and Parent Public Warrants listed on the Nasdaq Capital Market as of the Closing. SPAC and Parent shall take all necessary and required action so that Parent is only deemed a Relevant Company and listed on the Nasdaq Capital Market simultaneously with the issuance of the Parent Ordinary Shares and Parent Public Warrants pursuant to the Merger.

Section 7.09. Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Fund to SPAC and thereafter shall cause the Trust Fund and the Trust Agreement to terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

Section 7.10. Incentive Equity Plan and Purchase Plan. Prior to the effectiveness of the Parent Registration Statement, Parent shall adopt an incentive equity plan that provides for grant of awards to employees, independent contractors and non-employee directors of Parent and its Subsidiaries (the “Incentive Equity Plan”), which shall reserve for issuance a number of Parent Ordinary Shares not exceeding 12 percent (12%) of the aggregate number of (i) Parent Ordinary Shares issued and outstanding at Closing and (ii) securities convertible into Parent Ordinary Shares outstanding at Closing, subject to the evergreen provisions set forth therein.

Section 7.11. No Transfer of Parent Shares. Prior to the Closing, except as otherwise contemplated by this Agreement or the SID, other than with the prior written consent of SPAC, Parent and the Parent Board shall refuse to register the transfer or purported transfer of any share in the capital of Parent.

Section 7.12. Additional Registration Rights and Lock-up Signatories. The Company shall use commercially reasonable best efforts to cause certain additional shareholders of Parent (after giving effect to the Transactions) other than those set forth on Schedule 1 to enter into the Registration Rights Agreement and those set forth on Schedule 2 to enter into the Lock-up Agreement.

Section 7.13. PCAOB Financials. The Company shall use commercially reasonable efforts to deliver by October 31, 2022 true and complete copies of the audited consolidated balance sheet of the Company as of June 30, 2022 and June 30, 2021 and the related audited consolidated statements of operations, cash flows and changes of equity of the Company for the years then ended, together with the auditor’s reports thereon, prepared in accordance with the auditing standards of the PCAOB, (a) presented in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (b) fairly presenting, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Company as at the date thereof and for the period indicated therein.

Section 7.14. Financing Efforts. The Parties shall use commercially reasonable efforts to obtain financing sufficient to satisfy the condition set forth in Section 3.1(q) of the SID.

Article VIII
CONDITIONS TO THE TRANSACTIONS

Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) prior to the time they are required to be satisfied or waived (where permissible) under the SID of the following conditions:

(a) SID Conditions. Each condition precedent in Section 3.1 of the SID that includes “All” or “Cannot be waived” in the column entitled “Party entitled to benefit” is incorporated herein by reference.

Section 8.02. Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, as applicable, are subject to the satisfaction or waiver (where permissible) prior to 8:00am (in Sydney, Australia) on the Second Court Date of the following additional conditions:

(a) SID Conditions. Each condition precedent in Section 3.1 of the SID that includes “SPAC” in the column entitled “Party entitled to benefit” is incorporated herein by reference.

(b) Scheme Effectiveness. The Scheme (as defined in the SID) has become Effective (as defined in the SID) on or before the End Date.

(c) Agreements and Covenants. The Company, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to 8:00am (in Sydney, Australia) on the Second Court Date.

(d) Officer Certificates. The requirement set forth in Section 3.10(b) through (c) of the SID is incorporated herein by reference.

(e) Registration Rights Agreement. Parent and each shareholder of Parent set forth on Schedule 1 (other than the holders of equity securities of the SPAC prior to the Closing) shall have delivered, or cause to be delivered, to the Company a copy of the Registration Rights Agreement, duly executed by all such parties.

(f)   Lock-up Agreement. Parent and each shareholder of Parent set forth on Schedule 2 (other than the holders of equity securities of SPAC prior to the Closing) shall have delivered, or cause to be delivered, to the Company a copy of the Lock-up Agreement, duly executed by all such parties.

(g) SPAC Stockholder Approval. The stockholders of SPAC have approved the SPAC Proposals.

Section 8.03. Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) prior to the 8:00am (in Sydney, Australia) on the Second Court Date of the following additional conditions:

(a) SID Conditions. Each condition precedent in Section 3.1 of the SID that includes “PlayUp” in the column entitled “Party entitled to benefit” is incorporated herein by reference.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it prior to 8:00am (in Sydney, Australia) on the Second Court Date.

(c) Officer Certificate. The requirement set forth in Section 3.10(d) of the SID is incorporated herein by reference.

(d) Registration Rights Agreement. Each shareholder of Parent set forth on Schedule 1 (other than the holders of equity securities of the Company prior to the Closing) shall have delivered, or cause to be delivered, to Parent a copy of the Registration Rights Agreement, duly executed by all such parties.

(e) Lock-up Agreement. Each shareholder of Parent set forth on Schedule 2 (other than the holders of equity securities of the Company prior to the Closing) shall have delivered, or cause to be delivered, to Parent a copy of the Lock-up Agreement, duly executed by all such parties.

Section 8.04. Frustration of Closing Conditions. None of the Company, SPAC, Parent, or Merger Sub may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Merger on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the 8:00am (in Sydney, Australia) on the Second Court Date, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of SPAC, as follows:

(a) upon termination of the SID in accordance with Section 11.1 or 11.2 thereof, with the Party entitled to terminate the SID therein being entitled to terminate this Agreement;

(b) by mutual written consent of SPAC and the Company;

(c) by either SPAC or the Company:

(i) if the Effective Date shall not have occurred prior to the End Date; provided, however, that this Agreement may not be terminated under this Section 9.01(c) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the End Date; or

(ii) if SPAC fails to obtain the SPAC Stockholder Approval at the SPAC Stockholder Meeting (as such terms are defined in the SID).

(d) if the SID has been terminated in accordance with its terms;

(e) by SPAC if the Company, Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement such that the condition set forth in Section 8.02(c) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived (where permissible pursuant to Sections 3.1 and 3.5 to 3.8 of the SID) such Terminating Company Breach and SPAC is not then in material breach of their representations, warranties, covenants or agreements in this Agreement or the SID that would cause any condition to Closing contained herein or therein not to be satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Parent or Merger Sub, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company, Parent or Merger Sub continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the End Date; or

(f)   by the Company if SPAC shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived (where permissible pursuant to Section 3.1 of the SID) such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement or the SID that would cause any condition to Closing contained herein or therein not to be satisfied; provided further that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the End Date.

Section 9.02. Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

Section 9.03. Expenses.

(a) Except as otherwise set forth in this Section 9.03 or as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, provided, SPAC shall be solely responsible for all (i) SEC and other U.S. regulatory filing or approval fees incurred in connection with the Transactions, including filing fees related to the Registration Statement / Proxy Statement and (ii) filing fees and other approval fees or costs from the Nasdaq Capital Market in connection with the Transactions; provided, further that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall otherwise pay, or cause to be paid, all Outstanding Company Transaction Expenses and SPAC shall pay, or cause to be paid, all Outstanding SPAC Transaction Expenses and (b) if the Closing occurs, then all Outstanding Company Transaction Expenses and all Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 15.05 of the SID.

(b) Notwithstanding Section 9.03(a), if (A) prior to the termination of this Agreement, SPAC effects an additional extension of the period in which it is permitted under its governing documents to consummate an initial business combination to beyond the Initial Extension Date (the “Additional Extension”), (B) subsequent to the Initial Extension Date, this Agreement is terminated by SPAC pursuant to Section 9.01(a), Section 9.01(c)(i), or Section 9.01(e), and (C) at the time of such termination, the Company was not entitled to terminate this Agreement pursuant to Section 9.01(f), then the Company shall reimburse SPAC for any fees that SPAC pays to its stockholders for the period of the Additional Extension ending on such termination date (“Extension Fees”); provided, that the amount of Extension Fees that the Company shall be required to reimburse under this Section 9.03(b) shall not exceed $175,000 per month.

Section 9.04. Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing (notwithstanding any stockholder approval); provided, however, that after approval of the Merger by the SPAC stockholders or Merger Sub’s member, no amendment shall be made which, pursuant to applicable Law, requires further approval by such stockholders or member without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.05. Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Parent or Merger Sub contained herein or in any document delivered by the Company, Parent or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Parent or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein; provided, in each case, that no condition set forth in Section 3.1 of the SID that includes “cannot be waived” in the column entitled “Party entitled to benefit” may be waived by any party. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article X
GENERAL PROVISIONS

Section 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (receipt confirmed by a non-automated response) or by registered or certified mail or overnight carrier (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC:		with copies (which shall not constitute notice) to:

IG Acquisition Corp.
251 Park Avenue South, 8th Floor		Paul, Weiss, Rifkind, Wharton &
New York, NY 10010		Garrison LLP
Attention:	Christian Goode	1285 Avenue of the Americas
Email:	goode@ivorygaming.com	New York, NY 10019
		Attention:	Adam M. Givertz
Ian M. Hazlett
		Email:	agivertz@paulweiss.com
ihazlett@paulweiss.com

and

Richards, Layton & Finger, PA
One Rodney Square
920 North King Street
Wilmington, DE 19801
		Attention:	Srinivas M. Raju
Nathaniel J. Stuhlmiller
		Email:	raju@rlf.com
stuhlmiller@rlf.com

if to the Company, Parent or Merger Sub:		with copies (which shall not constitute notice) to:
Maple Grove Holdings PLC
48 Epsom Road		DLA Piper Australia DLA Piper Australia
Zetland NSW 2107 Australia		Level 22, No. 1 Martin Place
Attention:	Daniel Simic, Ash Kerr	Sydney NSW 2000, Australia
Email:	Daniel.Simic@playup.com	Attention:	Elliott Cheung
	Ashley.Kerr@playup.com	Email:	Elliott.Cheung@dlapiper.com

and

DLA Piper LLP (US)
200 South Biscayne Boulevard, Suite
2500
Miami, FL 33131
		Attention:	Joshua M. Samek, Esq.
		Email:	Joshua.Samek@us.dlapiper.com

Section 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06. Governing Law. This Agreement and all claims and causes of action arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of Parent, which shall be governed as to their validity, interpretation and performance by the laws of the Republic of Ireland and provisions relating to the PlayUp Scheme Acquisition and governance and administration of the Company that are required to be governed by the laws of the Commonwealth of Australia. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or the Courts of Australia in respect of the PlayUp Scheme Acquisition) or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Litigation Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”). Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the event any provision of any Ancillary Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.07. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09. Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

Section 10.10. Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement, were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the End Date shall be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 10.11. No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Agreements), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Agreements or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IG ACQUISITION CORP.

By:	/s/ Christian Goode
Name:	Christian Goode
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, SPAC, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Executed by PlayUp Limited ACN 612

529 307 in accordance with section 127 of

the Corporations Act 2001 (Cth):

/s/ Daniel Simic	/s/ Paul Jeronimo
Signature of director	Signature of director/company secretary

Daniel Simic	Paul Jeronimo
Name of director (print)	Name of director/company secretary (print)

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, SPAC, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAPLE GROVE HOLDINGS PLC

By:	/s/ Michael Garrard
Name:	Michael Garrard
Title:	Director

Project Maple Merger Sub, LLC
Executed by Maple Grove Holdings PLC

By:	/s/ Michael Garrard
Name:	Michael Garrard
Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A

Form of SID

Exhibit B

Form of Amended and Restated Registration Rights Agreement

Exhibit C

Form of Lock-up Agreement

Exhibit D

Form of SPAC Second Amended and Restated Certificate of Incorporation

Exhibit E

Form of SPAC Amended and Restated Bylaws

Exhibit F

Form of Memorandum and Articles of Association

Schedule 1

Registration Rights Agreement Signatories

1.	Wizer Pty Ltd

2.	Playchip Foundation Limited

3.	Simic Management International Pty Ltd

4.	Bs Play Pty Limited

5.	Mr Michael Dominic Costa

6.	Investorlend Services Pty Ltd

7.	Ever Wise Ventures Limited

8.	Tekkorp Holdings LLC

9.	Australian Direct Investments Pty Ltd

10.	Jowjin Pty Limited

11.	Dennis Drazin

12.	Kings Security Group Holdings Pty Ltd.

13.	IG Sponsor LLC

Schedule 2

Lock-up Agreement Signatories

1.	Wizer Pty Ltd

2.	Playchip Foundation Limited

3.	Simic Management International Pty Ltd

4.	Bs Play Pty Limited

5.	Mr Michael Dominic Costa

6.	Investorlend Services Pty Ltd

7.	Ever Wise Ventures Limited

8.	Tekkorp Holdings LLC

9.	Australian Direct Investments Pty Ltd

10.	Jowjin Pty Limited

11.	Dennis Drazin

12.	Kings Security Group Holdings Pty Ltd.

13.	IG Sponsor LLC